                                                                    EXHIBIT 10.4


                     AMENDED AND RESTATED CREDIT AGREEMENT
                     -------------------------------------



     THIS AGREEMENT is entered into as of June 30, 1996 by and between UNIVERSAL HOSPITAL SERVICES, INC., a Minnesota corporation (the "Borrower"), and FIRST BANK NATIONAL ASSOCIATION, a national banking association (the "Bank"). In consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Borrower and the Bank agree as follows:


                                  ARTICLE I.
                                  Definitions
                                  -----------

          Section 1.01 Definitions. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular; and

          (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.

          "Acknowledgement and Agreement" has the meaning specified in Section 3.01.

          "Adjusted Funded Debt" means any obligation for borrowed money or any obligation evidenced by any note, bond, debenture or similar obligation, which under generally accepted accounting principles is shown on the balance sheet as a liability, including but not limited to Capitalized Lease Obligations.

          "Advance" means an advance of credit by the Bank to the Borrower in the form of a loan (including but not limited to the unpaid principal amount of all previous loans made by the Bank to the Borrower) pursuant to Section 2.01 and the Letters of Credit.

          "BERS" means Biomedical Equipment Rental & Sales, Inc.

          "BERS Acquisition" has the meaning specified in Section 3.02.

          "Bank" has the meaning specified above.

          "Borrower" has the meaning specified above.

          "Business Day" means any day (other than a Saturday, a Sunday, or a legal holiday in the State of Minnesota) on which national banks are permitted to be open for business in Minneapolis, Minnesota.

     "CD Assessment Rate" means the annual assessment rate (rounded upward, if necessary, to the nearest 1/100th of 1%) actually incurred by the Bank during a given Interest Period to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's insuring of time deposits at offices of the Bank in the United States, as adjusted as hereinafter provided. If the annual assessment rate for the Federal Deposit Insurance Corporation's (or any successor's) insuring such time deposits is scheduled to change during such Interest Period, the CD Assessment Rate for such Interest Period shall be the weighted average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the annual assessment rates in effect at the beginning and as of such change.

     "CD Rate" means the rate of interest determined by the Bank for the relevant Interest Period to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates quoted to the Bank at approximately 8:00 a.m., Minneapolis time (or as soon thereafter as practicable), in each case on the first day of the applicable Interest Period by certificate of deposit dealers selected by the Bank, in its sole discretion, for the purchase from the Bank, at face value, of certificates of deposit issued by the Bank in an amount comparable to the unpaid principal balance of the Revolving Note on the first day of such Interest Period.

     "CD Rate (Reserve Adjusted)" or "RACD" means a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) calculated for the Interest Period in accordance with the following formula:

     CDRA              =         CD Rate        +         CDAR
                              -------------
                               1.00 - CDRR

In such formula, "CDAR" means "CD Assessment Rate", "CDRA" means "CD Rate (Reserve Adjusted)", and "CDRR" means "CD Reserve Rate", in each instance determined by the Bank for the applicable Interest Period. The Bank's determination of all such rates for any Interest Period shall be conclusive in the absence of manifest error.

     "CD Reserve Rate" means a percentage equal to the daily average during an Interest Period of the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves), as specified under Regulation D of the Federal Reserve Board, or any other applicable regulation that prescribes reserve requirements applicable to non-personal time deposits (as presently defined in Regulation D) with the Bank or applicable to extensions of credit by the Bank the rate of interest on which is determined with regard to rates applicable to non-personal time deposits. Without limiting the generality of the foregoing, the CD Reserve Rate shall reflect any reserves required to be maintained by the Bank against (a) any category of liabilities that includes deposits by reference to which the CD Rate is to be determined, or (b) any category of extensions of credit or other assets that includes Advances.

     "Capitalized Lease Obligations" means lease payment obligations under leases that are required to be capitalized under generally accepted accounting principles.

     "Certificate of Indebtedness and Liens" means the certificate attached hereto as Exhibit A.

     "Consolidated Adjusted Fixed Charge Coverage Ratio", for any period of 12 consecutive calendar months, means the ratio of the following items of the Borrower and the Subsidiaries, on a consolidated basis (excluding any intercompany items):

          (a)  the total of:

               (i) the sum of (A) earnings before interest, taxes, depreciation, and amortization for such period, (including at any time within 12 months after the BERS Acquisition, the results of BERS over the 12 months before such time), plus (B) the amount of any write-down of the Borrower's demand positive airway pressure inventory in 1996 not exceeding $1,050,000.00, minus

               (ii) book taxes for such period, minus the change in deferred taxes for such period, minus

               (iii) depreciation on rental equipment for such period;

     TO

          (b)  the total of:

               (i)   interest expense for such period, plus

               (ii) the sum of all principal payments on the Term Debt due and payable in such period.

     "Consolidated Cash Flow Leverage Ratio", for any period of 12 consecutive calendar months, means the ratio of the following items of the Borrower and the Subsidiaries, on a consolidated basis (excluding any intercompany items):

          (a) the aggregate unpaid principal amount of Adjusted Funded Debt as of the end of such period;

     TO

          (b)        the total of:

               (i) the sum of (A) earnings before interest, taxes, depreciation, and amortization for such period (including at any time within 12 months after the BERS Acquisition, the results of BERS over the 12 months before such time), plus (B) the amount of any write-down of the Borrower's demand positive airway pressure inventory in 1996 not exceeding $1,050,000.00, minus

               (ii) book taxes for such period, minus the change in deferred taxes for such period, minus

               (iii) depreciation on rental equipment for such period.

     "Consolidated Cumulative Net Income" means the excess, if any, of (a) the sum of (i) the after-tax net income of the Borrower and the Subsidiaries for all completed fiscal years of the Borrower commencing after December 31, 1993, plus
(ii) the after-tax net income of the Borrower and the Subsidiaries for all completed months ending after the end of the most recently completed fiscal year of the Borrower; over (b) the sum of (i) the after-tax net loss of the Borrower and the Subsidiaries for all completed fiscal years of the Borrower commencing after December 31, 1993, plus (ii) the after-tax net loss of the Borrower and the Subsidiaries for all completed months ending after the end of the most recently completed fiscal year of the Borrower, all computed on a consolidated basis (excluding any intercompany items).

     "Consolidated Tangible Net Worth" means the difference of:

               (a) the tangible assets of the Borrower and the Subsidiaries (excluding any intercompany items) which, in accordance with generally accepted accounting principles, are tangible assets, after deducting adequate reserves in each case where, in accordance with generally accepted accounting principles, a reserve is proper, minus

               (b)   all Debt of the Borrower and the Subsidiaries;

provided, that (i) inventory shall be taken into account on the basis of the cost or current market value, whichever is lower, (ii) in no event shall there be included as such tangible assets patents, trademarks, tradenames, copyrights, licenses, good will, memberships, deferred charges or treasury stock or any securities or Debt of the Borrower or any other securities unless the same are readily marketable in the United States of America, (iii) securities included as such tangible assets shall be taken into account at their current market price or cost, whichever is lower, and (iv) any write-up after December 31, 1987 in the book value of any assets shall not be taken into account.

     "Covenant Compliance Certificate" means the certificate attached hereto as Exhibit B.

     "Credit Documents" means this Agreement, the Note, the Acknowledgement and Agreement, and all applications and agreements for Letters of Credit as described in Section 2.02.

     "Current Debt" means any obligation for borrowed money payable within 12 months of the date of its creation and not renewable or extendible without the consent of the lender.

     "Debt" means, on a consolidated basis (excluding any intercompany items), the sum of (a) all items of indebtedness or liability of the Borrower and the Subsidiaries which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liabilities side of a balance sheet on the date as of which Debt is to be determined, plus
(b) indebtedness secured by any mortgage, pledge, lien or security interest on property of the Borrower or any of the Subsidiaries whether or not the indebtedness secured thereby shall have been assumed, plus (c) guaranties, endorsements (other than for purposes of collection in the ordinary course of business) and other contingent obligations of the Borrower and the Subsidiaries in respect of, or to purchase or otherwise acquire indebtedness of others.

     "Environmental Laws" means all federal, state, local and foreign laws, statutes, codes, ordinances, regulations, requirements and rules relating in any way to any hazardous or toxic materials or the protection of the environment.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Event of Default" has the meaning specified in Section 6.01.

     "Funded Debt" means any obligation for borrowed money or for the acquisition of property or any obligation evidenced by any note, bond, debenture or similar obligation, payable more than one year from the date of its creation (or which is renewable or extendible at the option of the obligor to a date more than one year from the date of its creation), including the current portion thereof, which under generally accepted accounting principles is shown on the balance sheet as a liability, including but not limited to Capitalized Lease Obligations.

     "Interest Period", for purposes of the calculation of the interest rate for any day, means the period commencing on such day, and ending on the numerically corresponding day 1 month thereafter; provided, that:

               (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

               (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

     "Letters of Credit" means all letters of credit issued pursuant to this Agreement, and all letters of credit issued by the Bank at the Borrower's request before the date of this Agreement, and all amendments, extensions, renewals and replacements thereof.

     "Line of Credit" has the meaning specified in Section 2.01.

     "Minimum Consolidated Tangible Net Worth", as of any day, means:

          (a) before the BERS Acquisition, the sum of (i) $19,000,000.00, plus
     (ii) 70% of the positive after-tax net income of the Borrower and the Subsidiaries (on a consolidated basis, excluding any intercompany items) for the period commencing January 1, 1996 and ending on the last day of the month preceding such day; and

          (b) after the BERS Acquisition, the total of (i) $19,000,000.00, minus
     (ii) unamortized goodwill from the BERS Acquisition, plus (iii) 70% of the positive after-tax net income of the Borrower and the Subsidiaries (on a consolidated basis, excluding any intercompany items) for the period commencing January 1, 1996 and ending on the last day of the month preceding such day, but excluding any income of BERS before such acquisition.

          "Note" has the meaning specified in Section 2.01.

          "Plan" has the meaning specified in Section 4.10.

          "Prohibited Transaction" has the meaning assigned to that term in ERISA.

          "Prudential" means The Prudential Insurance Company of America, Prudential Life Insurance Company, and Prudential Property and Casualty Insurance Company, or any one or more of them.

          "Reportable Event" has the meaning assigned to that term in ERISA.

          "Restricted Payments" means (a) any payment in cash, property or other assets upon or in respect of any shares of any class of stock, including but not limited to payments as dividends and payments for the purpose of redeeming, purchasing, or otherwise acquiring any shares of any class of stock, including in the term "stock" any warrant or option or other right to purchase stock, or making any other distribution in respect of any shares of stock, excluding, however, any distribution which is payable solely in common stock of the Borrower; and (b) loans, advances and investments not permitted by Section 5.13(a) through (g) hereof.

     "Revolving Credit Debt" means all Debt which the Borrower has borrowed and which the Borrower has the right to prepay and reborrow.

     "Subsidiary" means any corporation or company of which more than 50% of the outstanding shares of capital stock or interests having general voting power under ordinary circumstances to elect a majority of the board of such corporation or company, irrespective of whether or not at the time stock or interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other such corporations or companies, or by one or more other such corporations or companies.

     "Term Debt" means all Current Debt and Funded Debt, other than Revolving Credit Debt and debt under the Borrower's $7,000,000.00 Promissory Note described in Section 3.01.

     "Termination Date" means June 30, 1999.


                                  ARTICLE II.
                  Amount and Terms of Advances and Term Loans
                  -------------------------------------------

     Section 2.01 Advances. Subject to the provisions of this Agreement, at the Borrower's request the Bank shall make Advances to the Borrower from time to time during the period from the date of this Agreement to the Termination Date, or the earlier date of termination of the Line of Credit pursuant to Section 6.02, in an aggregate amount not to exceed at any time outstanding $12,000,000.00; provided, that upon the satisfaction of all conditions precedent set forth in Section 3.02, the maximum amount of the Line of Credit shall automatically increase from $12,000,000.00 to $20,000,000.00; provided, further that the maximum amount of the Line of Credit shall be subject to the Borrower's right to reduce such maximum amount under Section 2.08 (the "Line of Credit"). Within the limits of the Line of Credit, the Borrower may obtain Advances, prepay, and obtain new Advances under this Section 2.01. The Borrower's obligation to repay the Advances and to pay interest and other charges, fees and expenses thereon is evidenced by the Borrower's $20,000,000.00 Amended and Restated Promissory Note dated June 30, 1996 in favor of the Bank (together with any amendments, extensions, renewals and replacements thereof, called the "Note"). The Borrower shall use all proceeds of all Advances solely for general corporate purposes of the Borrower.

     Section 2.02 Letters of Credit. The total outstanding amount of all Letters of Credit shall not, at any time, exceed $75,000.00. No Letter of Credit shall have an expiration date later than December 31, 1999. Notwithstanding the foregoing, the Bank shall have no obligation to issue, amend, extend, renew or replace any Letter of Credit unless such Letter of Credit, amendment, extension, renewal or replacement is in form and substance acceptable to the Bank. Prior to the issuance, amendment, extension, renewal or replacement of any Letter of Credit, the Borrower shall execute and deliver to the Bank such applications and agreements for the same as the Bank may request, shall pay to the Bank a letter of credit fee and an administrative fee in amounts to be determined by the Bank, and shall comply with such other requirements as the Bank, in its sole discretion, may request in connection with the same. The Borrower shall pay to the Bank all amounts paid by the Bank under any Letter of Credit, immediately upon such payment by the Bank, and the Bank is irrevocably authorized to receive any such payment, without demand or notice of any kind, by making an Advance. In addition, in the event that any Letters of Credit remain outstanding on the Termination Date, or at any time after the occurrence of an Event of Default, the Bank is irrevocably authorized to make one or more Advances in an amount equal to the aggregate outstanding amount of such Letters of Credit, and the Bank shall retain the full amount of such Advances as security, and the Borrower grants the Bank a first lien and security interest in all such funds, including without limitation all instruments evidencing such funds, and all proceeds of the foregoing, as security for all now existing and hereafter arising debts, obligations and liabilities of the Borrower to the Bank.

     Section 2.03 Making the Advances and Term Loans. Each request for an Advance shall be in writing or by telephone, shall specify the date and amount of the requested Advance, and shall be received by the Bank before noon of the Business Day on which the Advance is to be made. Upon fulfillment of the terms and conditions hereof, the Bank shall disburse the amount of the requested loan Advance by crediting the same to the Borrower's demand deposit account at the Bank or in such other manner as the Bank and the Borrower may from time to time agree in writing. The Borrower shall be obligated to repay all Advances notwithstanding the fact that the person requesting the same was not authorized to do so. Any request for an Advance shall be deemed to be a representation that the statements set forth in Sections 3.03(a) and 3.03(b) are correct as of the date of such request.

     Section 2.04 Payment, Balance and Setoff. All payments of principal, interest and other charges, fees and expenses under the Note and this Agreement shall be made to the Bank in immediately available funds. The Borrower agrees that the amount shown on the books and records of the Bank as being the unpaid balance of principal, accrued interest and other charges, fees and expenses under the Note and this Agreement shall be prima facie evidence thereof. The Borrower hereby irrevocably authorizes the Bank, after an Event of Default and during the continuance thereof, if and to the extent payment is not promptly made pursuant hereto, to charge against any amount owing by the Bank to the Borrower an amount equal to the principal, accrued interest and other charges, fees and expenses then due. In addition, the Borrower hereby irrevocably authorizes the Bank to collect interest and other charges, fees and expenses under the Note and this Agreement when due from time to time by charging the Borrower's demand deposit account at the Bank as described in the first sentence of Section 5.13.

     Section 2.05 Commitment Fee. The Borrower shall pay to the Bank a commitment fee at the rate of 1/4 of 1% per annum on the average daily unused amount of the Line of Credit from the beginning date of the Line of Credit through the termination date of the Line of Credit, computed on the basis of the actual number of days elapsed and a 360-day year. The unused amount of the Line of Credit as of any day shall be the difference of (a) the maximum amount of the Line of Credit, minus (b) the total outstanding amount of Advances (including loans and Letters of Credit), all computed as of the close of business on such day. The amount of such commitment fee accruing during each calendar quarter shall be due and payable on or before the 10th day of the next succeeding calendar quarter, provided that the commitment fee remaining unpaid shall be due and payable on the termination date of the Line of Credit.

     Section 2.06 Interest on Note.
                  ----------------

     (a) Subject to Sections 2.06(b), interest shall accrue on the Note at a variable rate that shall be calculated each day as follows:

               (i) If the Consolidated Cash Flow Leverage Ratio for the 12-month period ending on the last day of any calendar month is less than 4.00 to 1, then the interest rate for any day in the second calendar month after such calendar month shall be RACD plus 1.50% per annum.

               (ii) If the Consolidated Cash Flow Leverage Ratio for the 12-month period ending on the last day of any calendar month is equal to or greater than 4.00 to 1 but less than 6.00 to 1, then the interest rate for any day in the second calendar month after such calendar month shall be RACD plus 2.00% per annum.

               (iii) If the Consolidated Cash Flow Leverage Ratio for the 12-month period ending on the last day of any calendar month is equal to or greater than 6.00 to 1, then the interest rate for any day in the second calendar month after such calendar month shall be RACD plus 2.25% per annum.

     (b) Notwithstanding the foregoing, after an Event of Default and until such Event of Default is waived in writing by the Bank or is cured, the interest accruing on any day under the Revolving Note shall be RACD plus 4.25% per annum.

     (c) In all cases, interest shall be computed on the basis of the actual number of days elapsed and a 360-day year.

     Section 2.07 Capital Adequacy. In the event that the Bank shall have determined that the adoption of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental or quasi-governmental agency or body, does or shall have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by any amount deemed by the Bank to be material, then the Borrower shall from time to time, within 10 days after written notice from the Bank, pay to the Bank additional amounts sufficient to compensate the Bank for such reduction. A certificate as to the amount of such reduction, submitted to the Borrower by the Bank, shall, absent manifest error, be final, conclusive and binding for all purposes.

     Section 2.08 Reduction of Line of Credit. The Borrower shall have the right at any time and from time to time, upon at least 10 days' prior written notice to the Bank, to permanently reduce the maximum amount of the Line of Credit; provided, that each reduction shall be in an amount not less than $1,000,000.00 and shall be in an integral multiple of $100,000.00; and provided, further, that no such reduction shall reduce such maximum amount to an amount less than the then aggregate outstanding amount of the Advances. Any such reduction before the automatic increase in the maximum amount of the Line of Credit under Sections
2.01 and 3.02 shall reduce the maximum amount both before and after such automatic increase.


                                 ARTICLE III.
                             Conditions of Lending
                             ---------------------

     Section 3.01 Required Documents. The effectiveness of this Agreement and the documents executed by the Borrower with this Agreement and each Advance shall be subject to the condition precedent that the Bank shall have received prior thereto all of the following, in form and substance acceptable to the
Bank:

     (a)  The Note, properly executed by the Borrower.

     (b) An intercreditor agreement, properly executed by Northwestern National Life Insurance Company, Northern Life Insurance Company, The North Atlantic Life Insurance Company, and Prudential, accompanied by an acknowledgement and agreement (the "Acknowledgement and Agreement") properly executed by the Borrower.

     (c) A certificate of authority properly executed by the Secretary of the Borrower, attested by a director of the Borrower. The Bank may conclusively rely on such certificate until it shall receive a further certificate of the Secretary of the Borrower, in form and substance acceptable to the Bank, canceling or amending the prior certificate.

     (d) A certificate of good standing of the Borrower, issued by the Minnesota Secretary of State.

     (e) The Certificate of Indebtedness and Liens dated the date of the initial Advance, properly completed and executed by the chief financial officer of the Borrower and attested by one other officer of the Borrower.

     (f) An opinion of legal counsel for the Borrower dated the date of the initial Advance.

     (g) Evidence that the Borrower has received funding of one or more loans from Prudential in an aggregate amount not exceeding $10,000,000.00, and payment in full of the Borrower's $7,000,000.00 Promissory Note dated October 18, 1995 in favor of the Bank from the proceeds of such Prudential loans.

     Section 3.02 Conditions Precedent to Increase in Line of Credit. The automatic increase in the maximum amount of the Line of Credit from $12,000,000.00 to $20,000,000.00 shall be subject to the satisfaction of all of the following conditions precedent:

     (a)  Satisfaction of all conditions precedent in Section 3.01.

     (b) The Bank shall have received prior thereto, on or before August 31, 1996, in form and substance acceptable to the Bank, a copy of the executed purchase agreement relating to the Borrower's acquisition of all issued and outstanding stock of BERS (the "BERS Acquisition"), and evidence that the BERS Acquisition has been completed.

     (c) No event has occurred, or would result from such increase, any such loans from Prudential, or the BERS Acquisition, which constitutes an Event of Default or would constitute an Event of Default with notice or the passage of time or both.

     Section 3.03 Other Conditions. Each Advance shall be subject to the further conditions precedent that:

     (a) Except as otherwise disclosed in writing by the Borrower to the Bank and consented to in writing by the Bank, the representations and warranties contained in Article IV are correct as of the date of such Advance as though made as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

     (b) No event has occurred, or would result from such Advance, which constitutes an Event of Default or would constitute an Event of Default with notice or the passage of time or both.


                                  ARTICLE IV.
                        Representations and Warranties
                        ------------------------------

          The Borrower represents and warrants to the Bank as follows:

          Section 4.01 Corporate Existence and Power. The Borrower and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its respective state of incorporation, is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, and has all requisite power and authority to own its property and carry on its business. The Borrower has all requisite power and authority to execute and deliver and to perform all of its obligations under the Credit Documents.

     Section 4.02 Authorization. The execution, delivery and performance by the Borrower of the Credit Documents have been duly authorized by all requisite action and do not (a) require any consent or approval of any person or governmental authority, (b) violate any law, rule, regulation, order, writ, injunction or decree, or the articles of incorporation or bylaws of the Borrower, (c) result in a breach of or constitute a default under any contract, agreement or other writing to which the Borrower is a party or by which the Borrower or any property of the Borrower may be bound or affected, or (d) result in, or require the creation or imposition of, any mortgage, security interest or other interest, encumbrance, claim or charge of any nature, except in favor of the Bank, upon or with respect to any property of the Borrower.

     Section 4.03 Legal Agreements. This Agreement constitutes the legal, valid and binding obligations of the Borrower, and the other Credit Documents, when executed, will constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws, statutes of limitation and principles of equity.

     Section 4.04 Financial Statements. The Borrower has furnished the following financial statements to the Bank: annual audited financial statements as of December 31, 1995, and interim unaudited financial statements as of May 31, 1996. Said statements, including all schedules and notes pertaining thereto, were prepared in accordance with generally accepted accounting principles consistently applied, and fully and fairly present the financial condition of the Borrower and any Subsidiaries on the dates thereof and the results of its operations for the periods covered thereby.

     Section 4.05 No Adverse Change. There has been no material adverse change in the business, property or condition (financial or otherwise) of the Borrower or any Subsidiary since the date of the latest financial statement referred to in Sections 4.04 and 5.01 as delivered to the Bank, except for the write-down of the Borrower's demand positive airway pressure inventory in 1996 in an amount not exceeding $1,050,000.00.

     Section 4.06 Titles and Liens. The Borrower and the Subsidiaries have good title to all of the property reflected in the latest balance sheet referred to in Sections 4.04 and 5.01, as delivered to the Bank, free and clear of all mortgages, security interests and other interests, encumbrances, claims and charges, except for liens permitted by Section 5.07 and covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the business or operations of the Borrower or any Subsidiary.

     Section 4.07 Taxes. The Borrower and each Subsidiary has filed all required tax returns, has paid all due and payable taxes, assessments and other governmental charges levied or imposed upon it or upon its income or profits or upon any of its property, and has made adequate provision for the payment of such taxes, assessments and other charges accruing but not yet due and payable.

     Section 4.08 Litigation. There is no pending or threatened notice, claim, litigation, proceeding or investigation against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary, whether or not covered by insurance, that would involve the payment by the Borrower or any Subsidiary of $100,000.00 or more or would otherwise have a material adverse effect on the financial condition, business, prospects, property or operations of the Borrower or any Subsidiary, and there is no basis for any such order, notice, claim, litigation, proceeding or investigation.

     Section 4.09 Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

     Section 4.10 Employee Benefit Plans. No Reportable Event or Prohibited Transaction has occurred with respect to any employee benefit plan or other plan maintained for employees of the Borrower or any Subsidiary ("Plan"). Each Plan is in compliance with all applicable requirements of ERISA and all applicable rulings and regulations thereunder.

     Section 4.11 No Stock or Securities. Except for stock of BERS owned by the Borrower after the BERS Acquisition, the Borrower owns no shares of stock or securities of any non-governmental entity.

     Section 4.12 Environmental Matters. To the best of the Borrower's knowledge:

     (a) Neither the Borrower nor any Subsidiary is in violation of any Environmental Law; and

     (b) No disposal or release of any hazardous or toxic material has occurred on, from or under any property owned, operated or controlled by the Borrower or any Subsidiary, except as may have occurred in accordance with all applicable Environmental Laws; and

     (c) There has been no treatment, manufacturing, refining, handling or storage of any hazardous or toxic material in any operation at any property owned, operated or controlled by the Borrower or any Subsidiary, except as may have occurred in accordance with all applicable Environmental Laws; and

     (d) No litigation, investigation or administrative action has been commenced or is pending or threatened, nor has any settlement been reached with any public or private party or parties, relating in any way to any alleged or actual presence, disposal or release of any hazardous or toxic material or any violation of any Environmental Law with respect to any property owned, operated or controlled by the Borrower or any Subsidiary; and

     (e) The Borrower and each Subsidiary and all tenants of the Borrower and each Subsidiary have filed all notices and permit applications required to be filed with respect to their businesses, property and operations under the Environmental Laws; and

     (f) Neither the Borrower nor any Subsidiary has any known contingent liability with respect to its business, property or operations as now or previously owned, operated, controlled or conducted by the Borrower or any Subsidiary in connection with any hazardous or toxic material or any Environmental Law.


                                  ARTICLE V.
                                   Covenants
                                   ---------

     So long as any now existing or hereafter arising debt, obligation or liability of the Borrower to the Bank under any of the Credit Documents shall remain outstanding, the Borrower shall comply with the following requirements:

     Section 5.01 Financial Statements and Other Information. The Borrower shall deliver to the Bank, in form and substance acceptable to the Bank:

     (a) As soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report of the Borrower with the unqualified opinion of independent certified public accountants selected by the Borrower and acceptable to the Bank, which report shall include the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, cash flow and stockholders' equity of the Borrower and the Subsidiaries for such fiscal year, including all supporting schedules and notes, all in reasonable detail, prepared and certified by such accountants to have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the accounting practices applied in the annual financial statements referred to in Section 4.04.

     (b) As soon as available and in any event within 45 days after the end of each month: (i) the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such month and related consolidated statements of income and cash flow of the Borrower and the Subsidiaries for such month and for the year to date, including all supporting schedules and notes, all in reasonable detail, prepared and certified by the chief financial officer of the Borrower to have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the accounting practices applied in the annual financial statements referred to in Section 4.04, subject, however, to year-end audit adjustments, and (ii) a Covenant Compliance Certificate completed as of the end of such month and executed by the chief financial officer of the Borrower.

     (c) As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the annual projected consolidated balance sheet, income statement and cash flow statement of the Borrower and the Subsidiaries for each of the three fiscal years of the Borrower following such fiscal year, prepared in accordance with generally accepted accounting principles applied on a basis consistent with the accounting practices applied in the annual financial statements referred to in Section 4.04.


     (d) Promptly after sending, making available or filing the same, copies of all other financial statements, reports, proxy statements, registration statements and other communications which the Borrower or any Subsidiary sends or makes available to its stockholders or files with any governmental agency or securities exchange.

     (e) As promptly as practicable (but in any event not later than 5 days) after any officer of the Borrower obtains knowledge thereof, written notice of all orders, notices, claims, litigation, proceedings and investigations against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary of the type described in Section 4.08.

     (f) As promptly as practicable (but in any event not later than 5 days) after any officer of the Borrower obtains knowledge of the occurrence of any event which constitutes an Event of Default or would constitute an Event of Default with notice or passage of time or both, written notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower of the steps being taken by the Borrower to cure the effect of such event.

     (g) Promptly after the Bank's request therefor, such other information respecting the condition (financial or otherwise), business and property of the Borrower or any Subsidiaries as the Bank may from time to time reasonably request.

     Section 5.02 Books and Records. The Borrower shall, and shall cause each Subsidiary to, keep accurate books and records in which true and complete entries will be made in accordance with generally accepted accounting principles consistently applied. Upon request of the Bank, the Borrower, during normal business hours, shall, and shall cause each Subsidiary to, give any representative of the Bank (acting on behalf of the Bank and in connection with any of the Credit Documents) access to and permit such representative to examine and copy all books, records and other writings in its possession, to inspect its property and to discuss its finances, accounts, property and business with any of its officers and directors.

     Section 5.03 Taxes and Other Claims. The Borrower shall, and shall cause each Subsidiary to, file when due all required tax returns, shall pay when due all taxes, assessments and other governmental charges levied or imposed upon it or upon its income or profits or upon any of its property, and shall pay when due all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon any property of the Borrower or any Subsidiary; provided, that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

     Section 5.04 Maintenance of Properties. The Borrower shall, and shall cause each Subsidiary to, keep and maintain its inventory, equipment, real estate and other property necessary or materially useful in its business in good condition and repair and shall pay when due all rental and mortgage payments due on such property; provided, that nothing in this Section shall prevent the Borrower or any Subsidiary from discontinuing the operation and maintenance of any such property if such discontinuance is, in the judgment of the Borrower or such Subsidiary, desirable in the conduct of its business and not disadvantageous in any material respect to the Bank.

     Section 5.05 Insurance. The Borrower shall, and shall cause each Subsidiary to, obtain and maintain insurance with insurers of recognized standing, in such amounts and with such coverages (including without limitation public liability insurance, fire, hazard and extended coverage insurance on all of its assets, necessary workers' compensation insurance and all other coverages) as are consistent with industry practice. In the event the Borrower or any Subsidiary fails to pay any premium on any such insurance, the Bank may do so, and the Borrower shall reimburse the Bank for any such payment on demand. Nothing contained herein shall be deemed to prevent the Borrower or any Subsidiary from self-insuring such risks as are customarily self-insured by other corporations in the same business and similarly situated in accordance with sound business practices.

     Section 5.06 Corporate Existence. The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its corporate existence and all of its rights, privileges and franchises, and comply with all applicable laws and regulations for which noncompliance would have a material adverse effect on the Borrower or any Subsidiary or the business, property or operations of the Borrower or any Subsidiary.

     Section 5.07 Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, incur or permit to exist in favor of any person other than the Bank any mortgage, deed of trust, security interest or other lien on any of its property now owned or hereafter acquired, except:

     (a) liens for taxes not yet due, if such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor;

     (b) other liens, charges, or encumbrances incidental to the conduct of the Borrower's or such Subsidiary's business or the ownership of the Borrower's or such Subsidiary's property which were not incurred in connection with borrowing of money or the obtaining of advances or credit or the acquisition of property and which do not in the aggregate materially detract from the value of the Borrower's or such Subsidiary's property or materially impair the use thereof in the operation of the Borrower's or Subsidiary's business;

     (c) liens imposed by law in favor of materialmen, mechanics, carriers, warehousemen, landlords and other like persons for sums not yet due or which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted by the Borrower or such Subsidiary, if such reserve or other appropriate provision, if any, as required by generally accepted accounting principles shall been made therefor;

     (d) for a period not exceeding 90 days after the BERS Acquisition, a security interest in BERS' equipment, leases, accounts and proceeds in favor of Centura Bank securing indebtedness permitted by Section 5.08(d); and

     (e) capital leases between BERS and Abbott Laboratories Hospital Products Division covering equipment subleased by BERS to Rex Hospital, and all amendments, extensions, renewals and replacements thereof, provided the aggregate amount of BERS' obligations under such capital leases shall not exceed $500,000.00 at any time outstanding.

     Section 5.08 Permitted Indebtedness. The Borrower shall not, and shall not permit any Subsidiary to, borrow money, issue any evidences of indebtedness, or create, assume, guarantee, become contingently liable for or suffer or permit to exist any indebtedness of the Borrower or any Subsidiary in addition to indebtedness to the Bank (including, without limitation, as indebtedness Capitalized Lease Obligations), except:

     (a) Unsecured Funded Debt of the Borrower to Prudential in a principal amount not exceeding $10,000,000.00 before the BERS Acquisition and in a principal amount not exceeding $14,000,000.00 after the BERS Acquisition, provided that all such Funded Debt shall be repaid in accordance with its terms and schedule, shall not be prepaid, and shall not be extended, renewed, or otherwise modified;

     (b) Unsecured trade debt of the Borrower and the Subsidiaries, other than Adjusted Funded Debt, incurred or arising in the ordinary course of business;

     (c) Unsecured Current Debt of the Borrower to banks and other institutional lenders, provided that the aggregate amount of such Current Debt at any time outstanding shall not exceed $2,000,000.00;

     (d) For a period of 90 days after the BERS Acquisition, indebtedness of BERS to Centura Bank in an aggregate amount not exceeding $1,858,973.00, provided that such indebtedness shall not be extended, renewed or otherwise modified;

     (e)  Capital leases between BERS and Abbott Laboratories Hospital
Products Division covering equipment subleased by BERS to Rex Hospital, and all amendments, extensions, renewals and replacements thereof, provided the aggregate amount of BERS' obligations under such capital leases shall not exceed $500,000.00 at any time outstanding; and

     (f) Existing Unsecured Current Debt and Unsecured Funded Debt of the Borrower not otherwise permitted by this Section 5.08, which is listed in the Certificate of Indebtedness and Liens, provided that all such Current Debt and Funded Debt shall be repaid in accordance with its terms and the schedule set forth in the Certificate of Indebtedness and Liens, shall not be prepaid, and shall not be extended, renewed, or otherwise modified.

     Section 5.09 Restricted Payments. The Borrower shall not make any Restricted Payments, except that, so long as no Event of Default has occurred and is continuing, the Borrower may make Restricted Payments provided that the aggregate amount of all such

Restricted Payments paid on or after December 31, 1993 do not exceed (a) $1,000,000.00, plus (b) 30% of Consolidated Cumulative Net Income after December 31, 1993.

     Section 5.10 Sale of Assets. The Borrower shall not, and shall not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of all or a substantial part of its assets whether in one or more transactions (other than the sale of inventory or used rental equipment in the ordinary course of the Borrower's or such Subsidiary's business). For purposes of this Section 5.10, the disposition of 10% or more of the total assets of the Borrower or any Subsidiary in any 12-month period shall be deemed to be substantial.

     Section 5.11 Corporate Structure. The Borrower shall not, and shall not permit any Subsidiary to, consolidate with or merge into any other person, or permit any other person to merge into it, or acquire all or any substantial part of the assets of any other person, except that BERS may be merged into the Borrower (with the Borrower being the survivor of such merger).

     Section 5.12 Nature of Business. The Borrower shall not, and shall not permit any Subsidiary to, engage in any line of business materially different from that presently engaged in by the Borrower.

     Section 5.13 Investments. The Borrower shall maintain its principal operating deposit account at the Bank. The Borrower shall not, and shall not permit any Subsidiary to, purchase or hold beneficially any shares of stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other person, except:

     (a)  Deposits in the Bank;

     (b) Other deposits which are fully insured by the Federal Deposit Insurance Corporation;

     (c) Investments in direct obligations of the United States government maturing within one year from the date of the Borrower's or such Subsidiary's acquisition thereof;

     (d) Commercial paper issued by corporations incorporated in the United States and rated in the highest category by Standard & Poor's Corporation, Moody's Investors Services, Inc., Fitch Investors Services, or other recognized rating services;

     (e) Travel advances to officers and employees of the Borrower or such Subsidiary for travel relating to the Borrower's or such Subsidiary's business;

     (f) Advances in the form of progress payments, prepaid rent or security deposits;

     (g) Stock of BERS owned by the Borrower which is acquired by the Borrower before an Event of Default; and

     (h)  Other loans, advances and investments not otherwise permitted by this
Section 5.13 made after the date of this Agreement, subject to the limitations on Restricted Payments contained in Section 5.09.

     Section 5.14 Sale and Leaseback. The Borrower shall not, and shall not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any other person whereby the Borrower or such Subsidiary shall sell or transfer any real or personal property and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower or such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred.

     Section 5.15 Consolidated Tangible Net Worth. The Borrower shall not at any time permit the Consolidated Tangible Net Worth to be less than the Minimum Consolidated Tangible Net Worth.

     Section 5.16 Leverage. The Borrower shall not, at any time before the BERS Acquisition, permit the ratio of Debt to Consolidated Tangible Net Worth to be more than 2.00 to 1. The Borrower shall not, at any time after the BERS Acquisition, permit the ratio of Debt to Consolidated Tangible Net Worth in any period set forth below to be more than the ratio stated below for such period:


                  Period                       Maximum Ratio
                  ------                       -------------

               Through 12/30/96                4.00 to 1
               12/31/96 through 12/30/97       3.75 to 1
               12/31/97 through 12/30/98       3.25 to 1
               After 12/30/98                  2.50 to 1

     Section 5.17 Consolidated Adjusted Fixed Charge Coverage Ratio. The Borrower shall not permit the Consolidated Adjusted Fixed Charge Coverage Ratio for any period of 12 consecutive calendar months to be less than 1.35 to 1.

     Section 5.18 Consolidated Cash Flow Coverage Ratio. The Borrower shall not, at any time after the BERS Acquisition, permit the Consolidated Cash Flow Coverage Ratio for any period of 12 consecutive calendar months to be more than
7.50 to 1.

     Section 5.19 Covenant to Secure Notes Equally. If the Borrower or any Subsidiary shall create or assume any lien, mortgage, pledge, encumbrance, security interest or charge of any kind upon any of its property, whether now owned or hereafter acquired, other than liens, mortgages, pledges, encumbrances, security interests or charges permitted by Section 5.07 (unless the Bank's prior written consent to the creation or assumption thereof shall have been obtained), the Borrower shall make or cause to be made effective provision whereby the Note will be secured by such lien, mortgage, pledge, encumbrance, security interest or charge equally and ratably with all other indebtedness thereby secured so long any such other indebtedness shall be so secured. This Section shall not be deemed to be a consent by the Bank to the Borrower's violation of Section 5.07, and the Borrower shall comply with Section 5.07.


                                  ARTICLE VI.
                     Events of Default, Rights and Remedies
                     --------------------------------------

     Section 6.01 Events of Default. The occurrence of any of the following events shall constitute an "Event of Default":

     (a) Default in the payment of any amount due under this Agreement or the Note and such default continues for a period of 10 days; or

     (b) Any statement, representation or warranty of the Borrower or any Subsidiary (or any officer or employee of the Borrower or any Subsidiary) to the Bank at any time, including without limitation any statement, representation or warranty made in this Agreement or in any writing contemplated by this Agreement, shall be incorrect or misleading in any material respect when made; or

     (c) Default in the performance or breach of any other covenant or agreement of the Borrower or any Subsidiary in this Agreement, any writing contemplated by this Agreement, or any other agreement with the Bank; or

     (d) The Borrower or any Subsidiary shall become insolvent, go out of business, make an assignment for the benefit of creditors, apply for or consent to the application or suffer the appointment of any receiver, trustee or similar officer, or initiate or have initiated against it any act, process or proceeding under any insolvency, bankruptcy, dissolution, liquidation or similar law; or

     (e) A default under any other bond, debenture, note or other evidence of indebtedness of the Borrower or any Subsidiary (including without limitation any note in favor of the Bank) or under any indenture or other writing under which any such evidence of indebtedness has been issued or by which it is governed or the acceleration of payment of any such indebtedness; or

     (f) The Borrower or any Subsidiary shall suffer a final judgment or other order for the payment of money in the amount of $100,000.00 or more that is not or is no longer subject to a stay pending appeal; or

     (g) The issuance or levy of any writ, warrant, attachment, execution or similar process against, or the attachment of any tax lien to, any property of the Borrower; or

     (h) The occurrence of any Reportable Event or Prohibited Transaction with respect to any Plan (if such occurrence would cause the Borrower or any Subsidiary to incur any debt, liability or obligation in the amount of $100,000.00 or more), or any Plan shall not be in compliance with all applicable requirements of ERISA and all applicable rules and regulations thereunder, or any Plan shall terminate, or a trustee is appointed to administer any Plan, or the Pension Benefit Guaranty Corporation shall institute any proceeding with respect to any Plan.

     Section 6.02 Rights and Remedies. Upon the occurrence of an Event of Default under Section 6.01(d), all principal, interest and other charges, fees and expenses under the Notes and this Agreement automatically shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower. Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured to the written satisfaction of the Bank, the Bank may exercise any and all of the following rights and remedies:

     (a) The Bank may, by notice to the Borrower, declare the Line of Credit and the Term Loan Facility to be terminated, whereupon the same shall terminate.

     (b) Except for an Event of Default solely under Section 6.01(d), the Bank may, by notice to the Borrower, declare all principal, interest and other charges, fees and expenses under the Notes and this Agreement to be immediately due and payable, whereupon the same shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

     (c) The Bank may, without notice to the Borrower or any other person, apply any and all money owing by the Bank to the Borrower to the payment of principal, interest and other charges, fees and expenses under the Notes and this Agreement.

     (d) The Bank may declare a sum equal to the then outstanding amount of the Letters of Credit to be due and payable by the Borrower to the Bank, whereupon the same shall be due and payable, without presentment, demand, protect or other notice of any kind, all of which are hereby expressly waived by the Borrower. The Borrower grants the Bank a first lien and security interest in all such funds paid to the Bank, including without limitation all instruments evidencing such funds, and all proceeds of the foregoing, as security for all obligations, liabilities and indebtedness of the Borrower to the Bank, whether now existing or hereafter arising.

     (e) The Bank may exercise and enforce its rights and remedies under the writings contemplated hereby, the Uniform Commercial Code and any other applicable law.

                                 ARTICLE VII.
                                 Miscellaneous
                                 -------------

     Section 7.01 Waiver and Amendment. This Agreement supersedes and replaces the Amended and Restated Credit Agreement dated October 18, 1995 by and between the Borrower and the Bank, and the Bank's letter to the Borrower dated July 16, 1996, and such previous amended Amended and Restated Credit Agreement and letter are terminated. No provision of any of the Credit Documents can be waived, modified, amended, abridged, supplemented or terminated, except by a writing executed by the Borrower and the Bank. A waiver shall be effective only in the specific instance and for the specific purpose given. No delay or failure by the Bank to exercise any right or remedy shall be a waiver thereof, nor shall any single or partial exercise by the Bank of any right or remedy preclude any other exercise thereof or the exercise of any other right or remedy. All rights and remedies of the Bank under this Agreement and any other writing are cumulative and not exclusive.

     Section 7.02 Costs and Expenses. The Borrower shall pay to the Bank on demand all of the Bank's costs and expenses, including but not limited to reasonable attorneys' fees and legal expenses, in connection with the preparation, amendment, administration and enforcement of this Agreement and the other Credit Documents and the transactions described herein and therein.

     Section 7.03 Addresses. All notices, requests, demands and other communications provided for under this Agreement and the writings contemplated by this Agreement shall be in writing and shall be delivered in person or deposited in the mail, postage prepaid, addressed as follows:

     If to the Borrower:

               Universal Hospital Services, Inc.
               Attention: Mr. David E. Dovenberg
               1250 Northland Plaza
               3800 West 80th Street
               Bloomington, MN  55431-4442

     If to the Bank:

               First Bank National Association
               Attention: Mr. Richard Trembley
               601 Second Avenue South
               Minneapolis, MN  55402-4302
or sent by fax as follows:

     If to the Borrower:

               Universal Hospital Services, Inc.
               Attention:  Mr. David E. Dovenberg
               Fax No. (612) 893-3237

     If to the Bank:

                First Bank National Association
                Attention:  Mr. Richard Trembley
                Fax No. (612) 973-0822

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be effective when actually delivered or deposited in the mail or sent by fax, except that notices and requests to the Bank pursuant to Article II shall not be effective until received by the Bank.

     Section 7.04 Binding Effect and Assignment. The Credit Documents shall bind and benefit the parties hereto and thereto and their respective successors and assigns, except that the Borrower shall have no right to assign any of its rights hereunder or thereunder or any interest herein or therein without the prior written consent of the Bank, and any such assignment shall be void. If any provision or application of any of the Credit Documents is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect the other provisions or applications which can be given effect, and this Agreement and such other writings shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or therein or prescribed hereby or thereby.

     Section 7.05 Jurisdiction and Venue. The Borrower consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related in any way to any of the Credit Documents, waives any argument that venue in such forums is not convenient, and agrees that any litigation initiated by the Borrower against the Bank in connection with any of the Credit Documents shall be venued in either the District Court of Hennepin County, Minnesota, or the United States District Court, District of Minnesota, Fourth Division.

     Section 7.06 Headings. Article and Section headings in this Agreement are for convenience of reference only, and shall not constitute a part of this Agreement for any other purpose or a limitation of the scope of the particular Articles or Sections to which they refer.

     Section 7.07 Governing Law. This Agreement and the writings contemplated by this Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

     Executed as of the date first above written.

     THE BORROWER REPRESENTS, WARRANTS AND CERTIFIES TO THE BANK AND AGREES THAT THE BORROWER HAS READ ALL OF THIS AGREEMENT AND UNDERSTANDS ALL OF ITS PROVISIONS. THE BORROWER ALSO AGREES THAT THE BANK'S COMPLIANCE WITH THE EXPRESS PROVISIONS OF THIS AGREEMENT SHALL CONSTITUTE GOOD FAITH AND SHALL BE CONSIDERED REASONABLE FOR ALL PURPOSES.

FIRST BANK NATIONAL ASSOCIATION         UNIVERSAL HOSPITAL SERVICES, INC.


By: /s/ Richard G. Trembley             By: /s/ David E. Dovenberg
   -------------------------------         -------------------------------------

Title:  Assistant Vice President        Title:  Vice President of Finance and
      ----------------------------                 Chief Financial Officer
                                              ----------------------------------

                                   EXHIBIT A

                     CERTIFICATE OF INDEBTEDNESS AND LIENS
                     -------------------------------------

           The undersigned chief financial officer of United Hospital Services, Inc., a Minnesota corporation (the "Borrower"), pursuant to the Amended and Restated Credit Agreement dated June 30, 1996, hereby certifies to First Bank National Associated that the following is a true, complete and correct list of all existing Adjusted Funded Debt of the Borrower and the Subsidiaries and all existing mortgages, deeds of trust, security interests and other liens on any of the properties of the Borrower or any Subsidiaries, whether now owned or hereafter acquired, securing any indebtedness of the Borrower, any of the Subsidiaries, or any other person:

         Principal                     Principal     Payment
Date     Debtor(s)     Creditor(s)     Balance       Schedule     Security
- ----     ---------     -----------     ---------     --------     --------
















Date: July 24, 1996



                                       ------------------------------------
                                       Signature

                                   EXHIBIT B

                       UNIVERSAL HOSPITAL SERVICES, INC.
                        COVENANT COMPLIANCE CERTIFICATE


     The undersigned chief financial officer of Universal Hospital Services, Inc., a Minnesota corporation (the "Borrower"), hereby certifies to First Bank National Association (the "Bank"), pursuant to the Amended and Restated Credit Agreement dated June 30, 1996 by and between the Borrower and the Bank, as amended (the "Agreement"), that the following amounts and ratios are true and correct as of the close of business on _________________, 19__, and that, as of the date of this Certificate, the representations and warranties contained in
Article IV of the Agreement are true and correct (except as otherwise disclosed in writing by the Borrower to the Bank and consented to in writing by the Bank and except to the extent that such representations and warranties relate solely to an earlier date), and no event has occurred which constitutes an Event of Default under the Agreement:

1.   Section 5.15: Consolidated Tangible Net Worth:
     a.  Actual Consolidated Tangible Net Worth                $_____________
     b.  Minimum Consolidated Tangible Net Worth               $_____________

2.   Section 5.16: Leverage:
     a.  Debt                                                  $_____________
     b.  Consolidated Tangible Net Worth                       $_____________
     c.  Actual Ratio of Debt to Consolidated
         Tangible Net Worth                                         ____ to 1
     d.  Maximum Ratio of Debt to Consolidated
         Tangible Net Worth                                         2.00 to 1

3.   Section 5.17: Consolidated Adjusted Fixed Charge Coverage Ratio for
     12-month period ending ___________________, 19__:

     a.  Earnings before interest, taxes, depreciation,
         amortization, and d-pap inventory write-down          $_____________
     b.  Book taxes                                            $_____________
     c.  Change in deferred taxes                              $_____________
     d.  b minus c                                             $_____________
     e.  Depreciation on rental equipment                      $_____________
     f.  a minus d minus e                                     $_____________
     g.  Interest expense                                      $_____________
     h.  Mandatory principal payments on Term Debt             $_____________
     i.  g plus h                                              $_____________
     j.  Actual Ratio (f to i)                                      ____ to 1
     k.  Minimum Ratio                                              1.35 to 1

4. Section 5.18: Consolidated Cash Flow Leverage Ratio for 12-month period ending ___________________, 19__:

     a.  Adjusted Funded Debt                                  $_____________
     b.  Line 3f above                                         $_____________
     c.  Actual Ratio (a to b)                                      ____ to 1
     d.  Maximum Ratio

Date of Certificate: ___________________, 19__





                                       -----------------------------------------
                                       Signature

                      AMENDED AND RESTATED PROMISSORY NOTE
                      ------------------------------------


          For valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Promissory Note of Universal Hospital Services, Inc. dated October 18, 1995, payable to the order of First Bank National Association in the principal amount of $10,000,000.00, is amended and restated as follows:

$20,000,000.00                                   Minneapolis, Minnesota


          FOR VALUE RECEIVED, on June 30, 1999, the undersigned, UNIVERSAL HOSPITAL SERVICES, INC., promises to pay to the order of FIRST BANK NATIONAL ASSOCIATION (the "Bank"), at its office in Minneapolis, Minnesota, or at such other place as any present or future holder of this Note may designate from time to time, the principal sum of (i) $20,000,000.00, or (ii) the aggregate unpaid principal amount of all advances of credit made by the Bank to the undersigned pursuant to this Note as shown in the records of any present or future holder of this Note, whichever is less, plus interest thereon from the date of each advance in whole or in part included in such amount until this Note is fully paid, computed as set forth in the Amended and Restated Credit Agreement dated June 30, 1996 by and between the undersigned and the Bank, as it may be amended from time to time (the "Credit Agreement"). Interest is due and payable on the last day of each month and at maturity. The undersigned shall not permit the unpaid principal balance of this Note to exceed $12,000,000.00 (as such amount may be reduced under Section 2.08 of the Credit Agreement) at any time before all conditions precedent stated in Section 3.02 of the Credit Agreement are satisfied.

          All or any part of the unpaid balance of this Note may be prepaid at any time without penalty. At the option of the then holder of this Note, any payment under this Note may be applied first to the payment of other charges, fees and expenses under this Note and any other agreement or writing in connection with this Note, second to the payment of interest accrued through the date of payment, and third to the payment of principal. Amounts may be advanced and readvanced under this Note, provided the principal balance outstanding shall not exceed $12,000,000.00 at any time before all conditions precedent stated in
Section 3.02 of the Credit Agreement are satisfied, and shall not exceed $20,000,000.00 at any time after all such conditions precedent are satisfied, as such amounts may be reduced under Section 2.08 of the Credit Agreement.

          The occurrence of any Event of Default under the Credit Agreement shall constitute an Event of Default under this Note.

          Upon the occurrence of any Event of Default under Section 6.01(d) of the Credit Agreement, this Note automatically shall become immediately due and payable for the entire unpaid principal balance of this Note plus accrued interest and other charges, fees and expenses under this Note without any declaration, presentment, demand, protest or other notice of any kind. Upon the occurrence of any other Event of Default and at any time thereafter, the then holder of this Note may, at its option, declare this Note to be immediately due and payable and thereupon this Note shall become due and payable for the entire unpaid principal balance of this Note plus accrued interest and other charges on this Note without any presentment, demand, protest or other notice of any kind except as expressly provided in the Credit Agreement.

          Except as expressly provided in the Credit Agreement, the undersigned waives demand, presentment, protest, notice of protest, notice of dishonor and notice of nonpayment of this Note. Interest on any amount under this Note shall continue to accrue, at the option of any present or future holder of this Note, until such holder receives final payment of such amount in collected funds in form and substance acceptable to such holder.

          No waiver of any right or remedy under this Note shall be valid unless in writing executed by the holder of this Note, and any such waiver shall be effective only in the specific instance and for the specific purpose given. All rights and remedies of all present and future holders of this Note shall be cumulative and may be exercised singly, concurrently or successively. This Note shall bind the undersigned and the successors and assigns of the undersigned. This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

          THE UNDERSIGNED REPRESENTS, CERTIFIES, WARRANTS AND AGREES THAT THE UNDERSIGNED HAS READ ALL OF THIS NOTE AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS NOTE. THE UNDERSIGNED ALSO AGREES THAT COMPLIANCE BY ANY PRESENT OR FUTURE HOLDER OF THIS NOTE WITH THE EXPRESS PROVISIONS OF THIS NOTE SHALL CONSTITUTE GOOD FAITH AND SHALL BE CONSIDERED REASONABLE FOR ALL PURPOSES.

Executed as of June 30, 1996.

                                       UNIVERSAL HOSPITAL SERVICES, INC.

                                       By  /s/ David E. Dovenberg
                                           ----------------------------------
                                       Title  Vice President of Finance and
                                              Chief Financial Officer
                                              -------------------------------

First Bank National Association agrees to the provisions of this Amended and Restated Promissory Note.

Executed as of June 30, 1996.



                                       FIRST BANK NATIONAL ASSOCIATION


                                       By  /s/ Richard G. Trembley
                                           ----------------------------------
                                       Title  Assistant Vice President
                                              -------------------------------

                                      2.